Exhibit 99.3

         Trenwick Group Ltd.               LOM Building        Tel  441.292.4985
                                           27 Reid Street      Fax 441.292.4878
                                           Hamilton HM 11
                                           Bermuda

         TRENWICK

         NYSE Symbol: TWK

         Contact: Alan L. Hunte, Executive Vice President and
                  Chief Financial Officer - 441-298-8082

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         For Immediate Release
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           Trenwick Announces Suspension of Preferred Share Dividends

Hamilton, Bermuda, November 29, 2002 . . .

Trenwick Group Ltd. ("Trenwick") announced today that, in accordance with the terms of Trenwick's current credit facility and forbearance agreement with its letter of credit providers, Trenwick has elected to suspend, with immediate effect and for an indefinite period, dividends or distributions payable on the outstanding Trenwick Group Ltd. Series B Cumulative Convertible Perpetual Preferred Shares, LaSalle Re Holdings Limited's Series A Preferred Shares and Trenwick Capital Trust I 8.82% Exchange Subordinated Capital Income Securities . The suspension on the payment of dividends on LaSalle Re Holdings Limited's includes a suspension of the dividend payable on December 2, 2002 to holders of record on October 31, 2002.

Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with two principal businesses operating through its subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick's reinsurance business provides treaty reinsurance to insurers of property and casualty risks from offices in the United States and Bermuda. Trenwick's international operations underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis through its London-based operations.